National Presto Industries, Inc.
                                   Exhibit 11




The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)


                                                      Third Quarter    First Nine Months
                                                      -------------    -----------------
                                                      1998     1997      1998    1997
                                                      ----     ----      ----    ----
Net Earnings (1)                                     $3,735   $3,503   $9,305   $8,721
                                                     ===============   ===============

Weighted average common shares outstanding (2)        7,357    7,354    7,357    7,354


Common share equivalents relating to stock options        1        1        1        1

Adjusted common and common equivalent                ---------------   ---------------
   shares for computation (3)                         7,358    7,355    7,358    7,355
                                                     ===============   ===============
Net earnings per share:
     Basic (1/2)                                     $ 0.50   $ 0.48   $ 1.26   $ 1.19
                                                     ===============   ---------------
     Diluted (1/3)                                   $ 0.50   $ 0.48   $ 1.26   $ 1.19
                                                     ===============   ===============
